Exhibit 1.1
Execution Version
DELTA AIR LINES, INC.
Pass Through Certificates, Series 2011-1B
UNDERWRITING AGREEMENT
August 12, 2011
Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013
Ladies and Gentlemen:
     Delta Air Lines, Inc., a Delaware corporation (the “Company”), proposes that U.S. Bank Trust National Association (“U.S. Bank Trust”) (as successor in interest to State Street Bank and Trust Company of Connecticut, National Association), acting not in its individual capacity but solely as pass through trustee (the “Trustee”) under the Pass Through Trust Agreement, dated as of November 16, 2000 (the “Basic Agreement”), and supplemented by the Trust Supplement (as defined below), as amended, between the Company and the Trustee, issue and sell to Citigroup Global Markets Inc. (the “Underwriter”), $102,000,000 in aggregate amount of Delta Air Lines 7.125% Pass Through Certificates, Series 2011-1B (the “Certificates”), with a final expected distribution date of October 15, 2014 on the terms and conditions stated herein.
     The Basic Agreement is supplemented with respect to the Certificates by a trust supplement, to be dated as of August 17, 2011 (the “Trust Supplement”), which relates to the creation and administration of the Delta Air Lines Pass Through Trust, Series 2011-1B (the “Trust”). The Basic Agreement, as supplemented by the Trust Supplement, is defined as the “Designated Agreement.”
     The Certificates will represent interests in the Trust established pursuant to the Designated Agreement to fund the purchase of Series B Equipment Notes (as defined in the Note Purchase Agreement referred to herein) to be issued by the Company in connection with the financing of up to 26 aircraft owned by the Company.
     Subject to terms and conditions of the Designated Agreement and the Amended and Restated Note Purchase Agreement, dated as of the day of the Closing Time (the “Note Purchase Agreement”), among the Company, the Class A Trustee (as defined in the Original Intercreditor Agreement referred to herein), the Trustee, the Subordination Agent, U.S. Bank National Association, as escrow agent (the “Escrow Agent”) and U.S. Bank Trust, as paying agent (the “Paying Agent”), which amends and restates the Note Purchase Agreement, dated as of April 5, 2011 (the “Original Note Purchase Agreement”) among the Company, the Class A Trustee, the Subordination Agent, the Escrow Agent and the Paying Agent, and the relevant participation agreement (each, a “Participation Agreement” and, collectively, the “Participation Agreements”) to be entered into among the Company, the Class A Trustee, the Trustee, the Subordination Agent, the Loan Trustee and U.S. Bank Trust, in its individual capacity as expressly set forth therein, Series B Equipment Notes will be issued under up to 26 separate Indenture and Security Agreements (each, including any supplements thereto, an “Indenture” and, collectively, the “Indentures”) to be entered into between the Company and the Loan Trustee.
     The cash proceeds of the offering of Certificates by the Trust will be paid to the Escrow Agent, under an Escrow and Paying Agent Agreement (Class B), dated as of the day of the Closing Time, among the Escrow Agent, you, the Trustee and the Paying Agent, for the benefit of the holders of Certificates issued by the Trust (the “Escrow Agreement”). The Escrow Agent will deposit the cash proceeds (the “Deposits”) with The Bank of New York Mellon (the “Depositary”), in accordance with a Deposit Agreement relating to the Trust (the “Deposit Agreement”), and will withdraw Deposits upon request to allow the Trustee to purchase Series B Equipment Notes from time to time pursuant to the Note Purchase Agreement. With respect to each Certificate, the Escrow Agent will issue a receipt to be attached to such Certificate (each, an “Escrow Receipt”) representing a fractional undivided interest of the holder of such Certificate in amounts deposited with the Depositary on behalf of the Escrow Agent and will pay to such holders through the Paying Agent interest accrued on the Deposits and received by such Paying Agent pursuant to the Deposit Agreement at a rate per annum equal to the interest rate applicable to such Certificate.
     The holders of the Certificates will be entitled to the benefits of a liquidity facility with respect to certain amounts of interest payable thereon. Natixis S.A., acting via its New York Branch (the “Liquidity Provider”), will enter into a revolving credit agreement with respect to the Trust (the “Liquidity Facility”), to be dated as of the day of the Closing Time, for the benefit of the holders of the Certificates. The Liquidity Provider and the holders of the Certificates will be entitled to the benefits of the Intercreditor Agreement (2011-1) (the “Original Intercreditor Agreement”), dated as of April 5, 2011, among the Class A Trustee, the Class A Liquidity Provider and the Subordination Agent , as amended by Amendment No. 1 to Intercreditor Agreement (the “Intercreditor Agreement Amendment”), to be dated as of the day of the Closing Time (the Original Intercreditor Agreement as amended by the Intercreditor Agreement Amendment, the “Intercreditor Agreement”), among the Company, the Class A Trustee, the Trustee, the Class A Liquidity Provider, the Liquidity Provider and the Subordination Agent.
     The Certificates will be sold by the Underwriter only to persons they reasonably believe to be “qualified institutional buyers” (“QIBs”), as defined in Rule 144A under the Securities Act of 1933, as amended (the “Act”). Investors that acquire Certificates will be deemed to represent that they are QIBs and may resell or otherwise transfer such Certificates only to QIBs.
     Capitalized terms used but not otherwise defined in this Agreement shall have the meanings specified in or pursuant to the Designated Agreement or the Intercreditor Agreement; provided that, as used in this Agreement, the term “Operative Documents” shall mean, collectively, the Intercreditor Agreement, the Liquidity Facility, the Fee Letter, the Designated

Agreement, the Participation Agreements, the Indentures, the Escrow Agreement, the Deposit Agreement and the Note Purchase Agreement.
     As used herein, unless the context otherwise requires, the term “you” shall mean Citigroup Global Markets Inc.
     1. Representations and Warranties of the Company. The Company represents and warrants to the Underwriter, and agrees with the Underwriter, that:
     (a) An “automatic shelf registration statement” as defined under Rule 405 under the Act on Form S-3 (File No. 333-167811) in respect of the Certificates, containing a Base Prospectus (as defined below), has been filed with the Securities and Exchange Commission (the “Commission”) not earlier than three years prior to the date hereof; such registration statement, and any post-effective amendment thereto, became effective on filing under Rule 462(e) under the Act; and no stop order suspending the effectiveness of such registration statement or any part thereof has been issued and no proceeding for that purpose has been initiated or, to the knowledge of the Company, threatened by the Commission, and no notice of objection of the Commission to the use of such registration statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Act has been received by the Company; the base prospectus, dated June 28, 2010, relating to pass through certificates of the Company to be offered from time to time pursuant to Rule 415 under the Act included in the Registration Statement (as defined below) is hereinafter called the “Base Prospectus”; the various parts of such registration statement as of the Effective Date (as defined below), including all exhibits thereto, but excluding Form T-1, and the information, if any, deemed to be part of such registration statement at the time of the Effective Date, are hereinafter collectively called the “Registration Statement”; as used herein the term “Effective Date” means the effective date of the Registration Statement pursuant to Rule 430B under the Act for purposes of liability under Section 11 of the Act of the Company and the Underwriter with respect to the offering of the Certificates; the Base Prospectus, as amended and supplemented by the preliminary prospectus supplement, dated August 12, 2011 and filed pursuant to Rule 424(b) under the Act, relating to the Certificates, is hereinafter called the “Preliminary Prospectus”; the Base Prospectus, as amended and supplemented by the final prospectus supplement relating to the Certificates filed with the Commission pursuant to Rule 424(b) under the Act in accordance with Section 3(a) hereof is hereinafter called the “Prospectus”; any reference herein to the Registration Statement, the Base Prospectus, the Preliminary Prospectus, or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the Act, as of the Effective Date of the Registration Statement or the date of such prospectus; any reference to any amendment or supplement to the Preliminary Prospectus or the Prospectus shall be deemed to refer to and include any post-effective amendment to the Registration Statement and any documents filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and incorporated therein, in each case after the date of the Preliminary Prospectus or the Prospectus, as the case may be; any reference to any amendment to the Registration Statement shall be deemed to refer to and include any annual report of the Company filed pursuant to Section 13(a) or 15(d) of the Exchange Act after the effective date of the Registration Statement that is incorporated by reference in the Registration Statement; and any “issuer free writing prospectus” as defined in Rule 433 under the Act relating to the Certificates is hereinafter called an “Issuer Free Writing Prospectus”).

     (b) No order preventing or suspending the use of the Preliminary Prospectus or any Issuer Free Writing Prospectus has been issued by the Commission, and the Preliminary Prospectus, at the time of filing thereof, conformed in all material respects to the requirements of the Act and the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”) and the rules and regulations of the Commission thereunder, and did not contain an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by the Underwriter through you expressly for use therein.
     (c) For the purposes of this Agreement, the “Applicable Time” is 1:50pm (Eastern time) on the date of this Agreement; the Preliminary Prospectus as supplemented by, and taken together with, the final term sheet to be dated the date hereof, in substantially the form attached hereto as Schedule II, and to be filed pursuant to Rule 433 under the Act, taken together (collectively, the “Pricing Disclosure Package”) as of the Applicable Time, did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each Issuer Free Writing Prospectus listed on Schedule III(a) hereto did not, as of its issue date, and, to the extent not amended, modified or superseded, at all subsequent times through the Prospectus Delivery Period (as hereinafter defined) will not conflict with the information contained in the Registration Statement, the Preliminary Prospectus or the Prospectus; and each such Issuer Free Writing Prospectus, as supplemented by and taken together with the Pricing Disclosure Package as of the Applicable Time, did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to statements or omissions made in an Issuer Free Writing Prospectus in reliance upon and in conformity with information furnished in writing to the Company by the Underwriter through you expressly for use therein.
     (d) (i) The Registration Statement conforms, and the Prospectus and any further amendments or supplements to the Registration Statement and the Prospectus will conform, in all material respects to the requirements of the Act and the Trust Indenture Act and the rules and regulations of the Commission thereunder; (ii) the Registration Statement did not and will not, as of the applicable effective date as to each part of the Registration Statement and any amendment or supplement thereto, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and (iii) the Prospectus did not and will not, as of its date and at the Closing Time, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by the Underwriter through you expressly for use therein.
     (e) The Basic Agreement has been duly qualified under the Trust Indenture Act.

     (f) The consolidated financial statements incorporated by reference in the Pricing Disclosure Package and the Prospectus and any amendments thereof or supplements thereto present fairly in all material respects the consolidated financial position of the Company and its subsidiaries as of the dates indicated and the consolidated results of their operations and cash flows for the periods specified and have been prepared in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved, except as indicated therein, and the supporting schedules incorporated by reference in the Pricing Disclosure Package and the Prospectus present fairly the information required to be stated therein.
     (g) The documents incorporated by reference in the Preliminary Prospectus and the Prospectus and any amendments thereof or supplements thereto, at the time they were or hereafter are filed with the Commission, complied or will comply, as the case may be, in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.
     (h) Since the date as of which information is given in the Pricing Disclosure Package and the Prospectus, there has been no material adverse change in, or any development known to the Company which would have a material adverse effect on, the consolidated financial condition or operations of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business (a “Material Adverse Effect”), except as set forth or contemplated in the Pricing Disclosure Package and the Prospectus.
     (i) The Company is a “well-known seasoned issuer” (as defined in Rule 405 under the Act) and is not an “ineligible issuer” pursuant to Rule 405 under the Act, in each case within the time periods set forth in Rule 164(h) of the Act and paragraph (2) of the definition of well-known seasoned issuer under Rule 405 of the Act.
     (j) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with power and authority (corporate and other) to own its properties and conduct its business as it is now being conducted except where the failure to have such power or authority would not individually or in the aggregate have a Material Adverse Effect.
     (k) The Company (i) is an “air carrier” within the meaning of 49 U.S.C. Section 40102(a), (ii) holds an air carrier operating certificate issued by the Secretary of Transportation pursuant to Chapter 447 of Title 49 of the United States Code for aircraft capable of carrying 10 or more individuals or 6,000 pounds or more of cargo, (iii) is a “citizen of the United States” as defined in 49 U.S.C. Section 40102 and (iv) is duly qualified as a foreign corporation for the transaction of business and in good standing under the laws of each jurisdiction (other than the State of Delaware) in which the Company has intrastate routes, or has a principal office or major overhaul facility and where the failure to so qualify would have a material adverse effect on the financial condition or operations of the Company and its subsidiaries, taken as a whole; and each material subsidiary of the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation.

     (l) The execution and delivery by the Company of this Agreement, the Series B Equipment Notes and the Operative Documents to which the Company is, or is to be, a party, the consummation by the Company of the transactions herein and therein contemplated and the compliance by the Company with the terms hereof and thereof do not and will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or by which any of the property or assets of the Company or any of its subsidiaries is subject (except for such conflicts, breaches, violations and defaults as would not have a Material Adverse Effect, and that would not affect the validity of the Series B Equipment Notes or Certificates), nor will such action result in any violation of the provisions of the Amended and Restated Certificate of Incorporation or Bylaws of the Company, or any statute or any order, rule or regulation of any court or governmental agency or body, having jurisdiction over the Company or any of its subsidiaries or any of their respective properties; and except as disclosed in the Pricing Disclosure Package and the Prospectus, no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the valid authorization, issuance and delivery of the Certificates and the Series B Equipment Notes, the valid authorization, execution, delivery and performance by the Company of this Agreement, the Series B Equipment Notes and the Operative Documents to which the Company is, or is to be, a party, or the consummation by the Company of the transactions contemplated by this Agreement, the Series B Equipment Notes and the Operative Documents to which the Company is, or is to be, a party, except (i) such as are required under the Blue Sky or securities laws of the various states, (ii) filings or recordings with the Federal Aviation Administration (“FAA”) and under the Uniform Commercial Code as in effect in the State of Delaware, which filings or recordings will have been duly made or duly presented for filing on or prior to the applicable Closing Date (as defined in the applicable Participation Agreement), and (iii) such as may be required in connection with the registration of the “international interests” created pursuant to the Indentures under the Convention on International Interests in Mobile Equipment and the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment signed in Cape Town, South Africa on November 16, 2001.
     (m) The execution and delivery of the Intercreditor Agreement Amendment and the Note Purchase Agreement by the respective parties thereto are permitted by the respective terms of the Original Intercreditor Agreement and the Original Note Purchase Agreement, respectively.
     (n) This Agreement, the Series B Equipment Notes and the Operative Documents to which the Company is, or is to be, a party have each been duly authorized by the Company. This Agreement and each Operative Document to which the Company is, or is to be, a party, have been or (subject to the satisfaction of conditions precedent set forth in the Note Purchase Agreement and the Participation Agreements) will be at or prior to the Closing Time or the applicable Closing Date (as defined in the applicable Participation Agreement), duly executed and delivered by the Company. The Series B Equipment Notes will be (subject to the satisfaction of conditions precedent set forth in the Note Purchase Agreement and the Participation Agreements) duly executed and delivered by the Company at or prior to the applicable Closing Date (as defined in the applicable Participation Agreement). The Series B

Equipment Notes and the Operative Documents to which the Company is, or is to be, a party, when duly executed and delivered by the Company, assuming that such documents constitute the legal, valid and binding obligations of each other party thereto and, in the case of the Series B Equipment Notes, assuming that such Series B Equipment Notes are duly authorized by the Loan Trustee, constitute or will constitute the legal, valid and binding obligations of the Company, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity; and except, in the case of the Indentures, as limited by applicable laws that may affect the remedies provided in the Indentures. When executed, authenticated, issued and delivered in the manner provided for in the Escrow Agreement, the Escrow Receipts will be legally and validly issued and will be entitled to the benefits of the Escrow Agreement. The Certificates, the Class A Certificates, the Series A Equipment Notes, the Series B Equipment Notes, the Escrow Receipts, the Class A Trust Agreement, the Class A Liquidity Facility, the Class A Escrow Agreement, the Class A Deposit Agreement and the Operative Documents will conform in all material respects to the descriptions thereof in the Pricing Disclosure Package and the Prospectus and any amendments thereof or supplements thereto, to the extent described therein.
     (o) Ernst & Young LLP, which reported on certain annual consolidated financial statements of the Company incorporated by reference in the Pricing Disclosure Package and the Prospectus, are an independent registered public accounting firm as required by the Act and the rules and regulations thereunder.
     (p) When duly executed, authenticated and delivered by the Trustee in accordance with the terms of the Designated Agreement and offered, sold and paid for as provided in this Agreement, the Certificates will be validly issued pursuant to the Designated Agreement, and will constitute the legal, valid and binding obligations of the Trustee enforceable against the Trustee in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity; and the holders thereof will be entitled to the benefits of the Designated Agreement.
     (q) The Series B Equipment Notes, when duly executed and delivered by the Company and when duly authenticated by the Loan Trustee in accordance with the terms of the related Indentures, will be duly issued under such Indentures and will constitute the legal, valid and binding obligations of the Company, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity; and, as so limited, the holders thereof will be entitled to the benefits of the related Indentures.
     (r) The statements set forth in the Pricing Disclosure Package and the Prospectus under the headings “Certain U.S. Federal Income Tax Consequences”, “Certain Delaware Taxes”, “Certain ERISA Considerations” and “Underwriting,” insofar as such statements purport to summarize the laws and legal matter referred to therein, constitute accurate summaries thereof in all material respects.
     (s) Other than as set forth in the Pricing Disclosure Package and the Prospectus, there are no legal or governmental proceedings pending to which the Company or any of its subsidiaries is a party or of which any property of the Company or any of its subsidiaries is the subject which, in the reasonable judgment of the Company, individually or in the aggregate, are likely to have a Material Adverse Effect; and, to the best of the Company’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.
     (t) The Company has authorized capital stock as set forth in the Pricing Disclosure Package and the Prospectus, and all of the issued shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable; and all of the issued shares of capital stock of each material subsidiary of the Company have been fully and validly authorized and issued, are fully paid and non-assessable and, other than as disclosed in the Pricing Disclosure Package and the Prospectus, are owned directly or indirectly by the Company.
     (u) The Company is subject to Section 13 or 15(d) of the Exchange Act.
     (v) Except as otherwise disclosed in the Pricing Disclosure Package and the Prospectus, no labor problem or dispute with the employees of the Company or any of its subsidiaries, that could reasonably be expected to have a Material Adverse Effect, exists or, to the knowledge of the Company, is threatened.
     (w) Except as described in the Pricing Disclosure Package and the Prospectus, the Company and each material subsidiary possess all licenses, certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, except to the extent that the failure to possess such licenses, certificates, authorizations or permits would not have a Material Adverse Effect; and to the Company’s knowledge neither the Company nor any Significant Subsidiary (as defined in Registration S-X under the Act) has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit, with respect to which any unfavorable decision, ruling or finding would, individually or in the aggregate, result in a Material Adverse Effect.
     (x) Except as otherwise disclosed in the Pricing Disclosure Package and the Prospectus, the Company and its subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health (to the extent related to exposure to hazardous or toxic substances or wastes, pollutants or contaminants), the environment or hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”); (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) have not received notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except where such non-compliance with Environmental Laws, failure to receive required permits, licenses or other approvals, or liability would not, individually or in the aggregate, result in a Material Adverse Effect.
     (y) Neither the Company nor the Trust is, and after giving effect to the offering and sale of the Certificates and the application of the proceeds thereof as described in the Pricing Disclosure Package and the Prospectus, neither the Company nor the Trust will be, required to register as an “investment company”, within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”) nor will the escrow arrangements relating to the Trust contemplated by the Escrow Agreement result in the creation of, an “investment company”, as defined in the 1940 Act.
     (z) The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as described in the Pricing Disclosure Package and the Prospectus, since the end of the Company’s most recent audited fiscal year, there has been (1) no material weakness identified by management or by the Company’s auditors and communicated to management in the Company’s internal control over financial reporting (whether or not remediated) and (2) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.
     (aa) The Company maintains “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures have been designed to ensure that material information relating to the Company and its subsidiaries is made known to the Company’s principal executive officer and principal financial officer by others within those entities; and such disclosure controls and procedures are effective.
     (bb) Any statistical and market-related data included in the Pricing Disclosure Package and the Prospectus are based on or derived from sources that the Company believes to be reliable and accurate, and the Company has obtained the written consent to the use of such data from such sources.
     2. Purchase and Sale. (a) On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to cause the Trustee to issue and sell to the Underwriter, and the Underwriter agrees to purchase from the Trustee, at a purchase price of 100% of the principal amount thereof, $102,000,000 aggregate principal amount of Certificates. Concurrently with the issuance of the Certificates, the Escrow Agent shall issue and deliver to the Trustee the Escrow Receipts in accordance with the terms of the Escrow Agreement, which Escrow Receipts shall be attached to the Certificates.
     (b) Payment of the purchase price for, and delivery of, the Certificates (with attached Escrow Receipts) shall be made at the offices of Debevoise & Plimpton LLP at 10:00 a.m. (Eastern time) on August 17, 2011, or at such other date, time or location or locations as shall be agreed upon by the Company and you, or as shall otherwise be provided in Section 7 (such date and time being herein called the “Closing Time”). Payment shall be made to or upon the order of the Trustee by federal funds wire transfer or other immediately available funds against delivery to the account of Citigroup Global Markets Inc. at DTC. The Certificates (with attached Escrow Receipts) will be registered in the name of Cede & Co. or in such other names, and in such authorized denominations as you may request in writing at least two full business days before the Closing Time. Certificates for such Certificates (with attached Escrow Receipts), which may be in temporary form, will be made available for examination and packaging by you at the location or locations at which they are to be delivered at the Closing Time not later than 9:30 A.M., New York City time, on the business day prior to the Closing Time.
     (c) The Company will pay to Citigroup Global Markets Inc. at the Closing Time the sum of $1,147,500. Such payment will be made by federal funds wire transfer or other immediately available funds.
     3. Agreements. The Company agrees with the Underwriter as follows:
     (a) To prepare the Prospectus in a form reasonably approved by you, which sets forth the principal amount of the Certificates and their terms not otherwise specified in the Preliminary Prospectus, the name of the Underwriter and the principal amount of the Certificates that it has agreed to purchase, the price at which the Certificates are to be purchased by the Underwriter from the Trustee, any initial public offering price, any selling concession and reallowance, and such other information as you and the Company deem appropriate in connection with the offering of the Certificates, and to file such Prospectus pursuant to Rule 424(b) under the Act not later than the Commission’s close of business on the second business day following the date of this Agreement.
     (b) To file no amendment or any supplement to the Registration Statement, the Preliminary Prospectus or the Prospectus prior to the Closing Time to which you reasonably object promptly after reasonable notice thereof; to advise you, promptly after it receives notice thereof, of the time when any amendment to the Registration Statement has been filed or becomes effective or any amendment or supplement to the Prospectus has been filed and to furnish you with copies thereof; to prepare a final term sheet containing solely a description of the Certificates, in a form approved by you and to file such term sheet pursuant to Rule 433(d) under the Act within the time required by such Rule; to timely file all other material required to be filed by the Company with the Commission pursuant to Rule 433(d) under the Act; to timely file all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Prospectus and for so long as the delivery of a prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Act) (the “Prospectus Delivery Period”) is required in connection with the offering or sale of the Certificates; to advise you, promptly after it receives notice thereof, of the issuance by the Commission of any stop order or of any order preventing or suspending the use of the Preliminary Prospectus or other prospectus in respect of the Certificates, of any notice of objection of the Commission to the use of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Act, of the suspension of the qualification of the Certificates for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose, or of any request by the Commission for the amending or supplementing of the Registration Statement or the Prospectus or for additional information; and, in the event of the issuance of any stop order or of any order preventing or suspending the use of the Preliminary Prospectus or other prospectus or suspending any such qualification, to promptly use its best efforts to obtain the withdrawal of such order; and in the event of any such issuance of a notice of objection, promptly to take such steps including, without limitation, amending the Registration Statement or filing a new registration statement, at its own expense, as may be necessary to permit offers and sales of the Certificates by the Underwriter (references herein to the Registration Statement shall include any such amendment or new registration statement). None of the foregoing obligations shall extend any later than the Prospectus Delivery Period.
     (c) If, at any time during such period after the date hereof and prior to the date on which all of the Certificates shall have been sold by the Underwriter, any event occurs as a result of which the Pricing Disclosure Package or the Prospectus would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it shall be necessary to amend or supplement the Prospectus to comply with applicable law, the Company promptly will prepare and furnish, at its own expense, to the Underwriter, either amendments or supplements to the Prospectus so that the statements in the Prospectus as so amended or supplemented will not, in light of the circumstances when the Prospectus is delivered to a purchaser, be misleading or so that the Prospectus, as amended or supplemented, will comply with applicable law.
     (d) The Company will promptly take such actions as you may reasonably request to qualify the Certificates for offer and sale under the laws of such jurisdictions as you may reasonably request and will maintain such qualifications in effect so long as required for the distribution of such Certificates. The Company, however, shall not be obligated to qualify as a foreign corporation or file any general consent to service of process under the laws of any such jurisdiction or subject itself to taxation as doing business in any such jurisdiction.
     (e) Prior to 10:00 a.m., New York City time, on the New York Business Day next succeeding the date of this Agreement and from time to time, to furnish the Underwriter with written and electronic copies of the Prospectus in New York City in such quantities as you may reasonably request.
     (f) To make generally available to its securityholders as soon as practicable, but in any event not later than sixteen months after the effective date of the Registration Statement (as defined in Rule 158(c) under the Act), an earnings statement of the Company and its subsidiaries (which need not be audited) complying with Section 11(a) of the Act and the rules and regulations of the Commission thereunder (including, at the option of the Company, Rule 158).
     (g) To pay the required Commission filing fees relating to the Certificates within the time required by Rule 456(b)(1) under the Act without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) under the Act.
     (h) To use the net proceeds received by it from the sale of the Series B Equipment Notes pursuant to this Agreement in the manner specified in the Preliminary Prospectus under the caption “Use of Proceeds”.

     (i) To cooperate with the Underwriter and use its reasonable efforts to permit the Certificates to be eligible for clearance and settlement through the facilities of DTC.
     (j) To issue Certificates that shall be rated at least as high as the ratings for the Certificates set forth in the Issuer Free Writing Prospectus used by the Underwriter to confirm sales, the form of which shall be agreed to between the Company and the Underwriter, from each “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) of the Exchange Act, named therein, and in each case such ratings shall not be under surveillance or review with possible negative implications.
     The Underwriter agrees that in the aggregate, the Certificates will be widely offered. The Underwriter agrees that the Certificates it offers will be primarily offered in the United States to United States persons. The term “United States person” shall have the meaning set forth in section 7701(a)(30) of the Internal Revenue Code of 1986, as amended.
     The Underwriter represents, warrants and covenants that (i) it is a QIB; (ii) it has solicited and will solicit offers for the Certificates only from, and it has offered and will offer and sell the Certificates only to, persons that it reasonably believes to be QIBs; and (iii) it has taken reasonable steps to ensure that such persons are aware that the Certificates may be resold only to QIBs and are aware of the transfer restrictions set forth in the Preliminary Prospectus under the heading “Description of the Certificates — Transfer Restrictions for Class B Certificates.”
     4. Conditions to the Obligations of the Underwriter. The obligations of the Underwriter to purchase and pay for the Certificates pursuant to this Agreement shall be subject in their discretion to the accuracy of and compliance with the representations and warranties of the Company contained herein as of the date hereof and the Closing Time, to the accuracy of the statements of the Company’s officers made in any certificates furnished pursuant to the provisions hereof, to the performance by the Company of its covenants and other obligations hereunder and to the following additional conditions:
     (a) At the Closing Time, you shall have received:
     (1) An opinion and a separate negative assurance letter, each dated the day of the Closing Time, of Leslie P. Klemperer, Vice President and Deputy General Counsel of the Company, in form and substance reasonably satisfactory to counsel for the Underwriter, together with signed or reproduced copies of such letters for the Underwriter to the effect set forth in Exhibit A hereto.
     (2) An opinion and a separate negative assurance letter, each dated the day of the Closing Time, of Kilpatrick, Townsend & Stockton LLP, counsel for the Company, in form and substance reasonably satisfactory to counsel for the Underwriter, together with signed or reproduced copies of such letter for the Underwriter to the effect set forth in Exhibit B hereto.
     (3) An opinion, dated the day of the Closing Time, of Debevoise & Plimpton LLP, special counsel for the Company, in form and substance reasonably satisfactory to counsel for the Underwriter, together with signed or reproduced copies of such letter for the Underwriter to the effect set forth in Exhibit C hereto.
     (4) An opinion, dated the day of the Closing Time, of Shipman & Goodwin LLP, counsel for U.S. Bank Trust National Association, as the Trustee, Subordination Agent and Loan Trustee under the Indentures and Paying Agent in form and substance reasonably satisfactory to counsel for the Underwriter, together with signed or reproduced copies of such letter for the Underwriter to the effect set forth in Exhibit D hereto.
     (5) An opinion, dated the day of the Closing Time, of Shipman & Goodwin LLP, counsel for U.S. Bank National Association, as the Escrow Agent in form and substance reasonably satisfactory to counsel for the Underwriter, together with signed or reproduced copies of such letter for the Underwriter to the effect set forth in Exhibit E hereto.
     (6) An opinion, dated the day of the Closing Time, of Richards, Layton & Finger, P.A., tax counsel for the Trustee, in form and substance reasonably satisfactory to counsel for the Underwriter, together with signed or reproduced copies of such letter for the Underwriter to the effect set forth in Exhibit F-1 hereto.
     (7) An opinion, dated the day of the Closing Time, of Richards, Layton & Finger, P.A., special Delaware counsel for the Trustee, in form and substance reasonably satisfactory to counsel for the Underwriter, together with signed or reproduced copies of such letter for the Underwriter to the effect set forth in Exhibit F-2 hereto.
     (8) An opinion, dated the day of the Closing Time, of Christian de Le Hir, counsel for the Liquidity Provider, in form and substance reasonably satisfactory to counsel for the Underwriter, together with signed or reproduced copies of such letter for the Underwriter to the effect set forth in Exhibit G hereto.
     (9) An opinion, dated the day of the Closing Time, of Pillsbury Winthrop Shaw Pittman LLP, counsel for the Liquidity Provider, in form and substance reasonably satisfactory to counsel for the Underwriter, together with signed or reproduced copies of such letter for the Underwriter to the effect set forth in Exhibit H hereto.
     (10) An opinion, dated the day of the Closing Time, of Linc S. Finkenberg, in-house counsel for the Depositary, in form and substance reasonably satisfactory to counsel for the Underwriter, together with signed or reproduced copies of such letter for the Underwriter to the effect set forth in Exhibit I hereto.
     (11) An opinion, dated the day of the Closing Time, of Bryan Cave LLP, New York counsel for the Depositary, in form and substance satisfactory to counsel for the Underwriter, together with signed or reproduced copies of such letter for the Underwriter to the effect set forth in Exhibit J hereto and to such further effect as counsel to the Underwriter may reasonably request.
     (12) An opinion, dated the day of the Closing Time, from Shearman & Sterling LLP, counsel for the Underwriter, with respect to the issuance and sale of the Certificates, the Pricing Disclosure Package, the Prospectus and other related matters as you may reasonably require.
     (b) The Prospectus shall have been filed with the Commission pursuant to Rule 424(b) under the Act within the applicable time period prescribed for such filing by the rules and regulations under the Act and in accordance with Section 3(a) hereof; the final term sheet contemplated by Section 3(b) hereof, and any other material required to be filed by the Company pursuant to Rule 433(d) under the Act, shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433; no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or, to the knowledge of the Company, threatened by the Commission and no notice of objection of the Commission to the use of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Act shall have been received by the Company; no stop order suspending or preventing the use of the Prospectus or any Issuer Free Writing Prospectus shall have been initiated or, to the knowledge of the Company, threatened by the Commission; and all requests for additional information by the Commission shall have been complied with to your reasonable satisfaction;
     (c) On or after the date hereof, there shall not have been (i) any change or decrease, specified in the letters referred to in paragraph (d) of this Section 4 or (ii) any change, or any development involving a prospective change, in or affecting the business or properties of the Company and its subsidiaries, taken as a whole, the effect of which, in any case referred to in clause (i) or (ii) above, is, in your reasonable judgment, so material and adverse as to make it impractical or inadvisable to proceed with the offering or the delivery of the Certificates as contemplated by the Pricing Disclosure Package and the Prospectus; and you shall have received a certificate of the President, an Executive Vice President, a Senior Vice President or a Vice President of the Company, dated as of the Closing Time, to the effect that (i) there has been no such material adverse change, in the case of clause (ii) above, in the Company and its subsidiaries, (ii) that the representations and warranties in Section 1 hereof and also the representations and warranties of the Company contained in the Operative Documents are true and correct with the same force and effect as though made at such Closing Time, and as to such other matters as you may reasonably request.
     (d) At the time of the execution of this Agreement and also at the Closing Time, (i) Ernst & Young LLP shall have furnished to you a letter or letters, dated the respective dates of delivery thereof, in form and substance reasonably satisfactory to you, together with signed or reproduced copies of such letter or letters for the Underwriter containing statements and information of the type ordinarily included in accountants’ “comfort letters” to the Underwriter with respect to the financial statements and certain financial information contained in the Pricing Disclosure Package and the Prospectus, and (ii) you shall have received a certificate of Hank

Halter, Senior Vice President and Chief Financial Officer of the Company, dated the respective dates thereof, substantially in the form of Exhibit K hereto.
     (e) The Company shall have furnished to you and your counsel, in form and substance satisfactory to them, such other documents, certificates and opinions as such counsel may reasonably request for the purpose of enabling such counsel to pass upon the matters to be covered by the opinions required to be delivered under subsections (a)(11) and (a)(12) of this Section 4 and in order to evidence the accuracy and completeness of any of the representations, warranties or statements, the performance of any covenant by the Company theretofore to be performed, or the compliance with any of the conditions herein contained.
     (f) Each of the Appraisers shall have furnished to the Underwriter a letter from such Appraiser, addressed to the Company and dated the day of the Closing Time, confirming that such Appraiser and each of its directors and officers (i) is not an affiliate of the Company or any of its affiliates, (ii) does not have any substantial interest, direct or indirect, in the Company or any of its affiliates and (iii) is not connected with the Company or any of its affiliates as an officer, employee, promoter, Underwriter, trustee, partner, director or person performing similar functions.
     (g) On or after the date hereof (i) no downgrading shall have occurred in the rating accorded the Company’s unsecured debt securities by either nationally recognized statistical rating organization that is rating the Certificates, as set forth in the Issuer Free Writing Prospectus used by the Underwriter to confirm sales, the form of which shall be agreed to between the Company and the Underwriter, and (ii) neither such nationally recognized statistical rating organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of the Company’s unsecured debt securities.
     All such opinions, certificates, letters and documents shall be deemed to be in compliance with the provisions hereof only if they are in all respects reasonably satisfactory to you and your counsel.
     If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, other than by reason of any default by the Underwriter, such failure to fulfill a condition may be waived by you, or this Agreement may be terminated by you by notice to the Company at any time at or prior to the Closing Time, and such termination shall be without liability of any party to any other party, except as provided in Sections 5, 7 and 10 hereof, which provisions shall remain in effect notwithstanding such termination.
     5. Payment of Expenses. The Company will pay or cause to be paid all expenses incident to the performance of the obligations of the Company under this Agreement, including (i) expenses relating to the preparation, printing, filing and distribution of the Pricing Disclosure Package, each Issuer Free Writing Prospectus listed on Schedule III(a) hereto and the Prospectus and any amendments thereof or supplements thereto, (ii) expenses relating to the preparation, printing and distribution of this Agreement, the Certificates, the Series B Equipment Notes, the Operative Documents, the Blue Sky Survey by the Underwriter’s counsel, (iii) expenses relating to the issuance and delivery of the Certificates to the Underwriter, (iv) the fees and disbursements of the Company’s counsel and accountants, (v) reasonable expenses of qualifying the Certificates under state securities laws in accordance with Section 3(d), including filing fees and reasonable fees and disbursements of counsel for the Underwriter in connection therewith and in connection with the Blue Sky Survey, (vi) the fees and expenses of the Trustee, the Subordination Agent, the Liquidity Provider, the Escrow Agent, the Paying Agent, the Loan Trustee and the Depositary, and the fees and disbursements of their respective counsel, (vii) any fees charged by rating agencies for rating the Certificates and (viii) certain fees and expenses of counsel for the Underwriter as heretofore agreed. The Company will also cause to be paid all expenses incident to the performance of its obligations under the Operative Documents and each of the other agreements and instruments referred to therein which are not otherwise specifically provided for in this Section. It is understood, however, that, except as provided in this Section, and Sections 7 and 11 hereof, the Underwriter will pay all of its own costs and expenses, including the fees of its counsel, transfer taxes on resale of any of the Certificates by it, and any advertising expenses connected with any offers it may make.
     6. Offering of Certificates. (a) (i) The Company represents and agrees that, other than the final term sheet prepared and filed pursuant to Section 3(b) hereof, without your prior consent, which consent shall not be unreasonably withheld or conditioned, it has not made and will not make any offer relating to the Certificates that would constitute a “free writing prospectus” as defined in Rule 405 under the Act; (ii) the Underwriter represents and agrees that, without the prior consent of the Company, which consent shall not be unreasonably withheld or conditioned, other than one or more customary “Bloomberg Screens” to offer the Certificates or convey final pricing terms thereof that contain only information contained in the Pricing Disclosure Package, it has not made and will not make any offer relating to the Certificates that would constitute a free writing prospectus; and (iii) any such free writing prospectus the use of which has been consented to by the Company and the Underwriter is listed on Schedule III(a) hereto (other than the final term sheet described in Section 1(c) hereof) .
     (b) The Company has complied and will comply in all material respects with the requirements of Rule 433 under the Act applicable to any Issuer Free Writing Prospectus, and including, as applicable, timely filing with the Commission or retention where required and legending.
     (c) The Company agrees that if at any time following issuance of an Issuer Free Writing Prospectus any event occurred or occurs as a result of which such Issuer Free Writing Prospectus would conflict with the information in the Registration Statement, the Preliminary Prospectus or the Prospectus or would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances then prevailing, not misleading, the Company will give prompt notice thereof to the Underwriter and, if requested by the Underwriter, will prepare and furnish without charge to the Underwriter an Issuer Free Writing Prospectus or other document which will correct such conflict, statement or omission; provided, however, that this undertaking shall not apply to any statements or omissions in an Issuer Free Writing Prospectus made in reliance upon and in conformity with information furnished in writing to the Company by the Underwriter through you expressly for use therein.
     7. Indemnification and Contribution. (a) The Company agrees to indemnify and hold harmless the Underwriter, each person, if any, who controls the Underwriter within the meaning of either Section 15 of the Act or Section 20 of the Exchange Act, the Underwriter’s officers and directors, each affiliate of the Underwriter within the meaning of Rule 405 under the Act, as well as any affiliate’s officers and directors against any losses, claims, damages or liabilities, joint or several, to which the Underwriter may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (i) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Preliminary Prospectus or the Prospectus, or any amendment or supplement thereto, any Issuer Free Writing Prospectus or any “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Act (taken together with the Pricing Disclosure Package), or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and will reimburse the Underwriter for any legal or other expenses reasonably incurred by the Underwriter in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, the Preliminary Prospectus or the Prospectus, or any amendment or supplement thereto, or any Issuer Free Writing Prospectus, in reliance upon and in conformity with, written information furnished to the Company by the Underwriter specifically for use in connection with the preparation thereof, it being understood and agreed that the only such information furnished by the Underwriter for inclusion in the Preliminary Prospectus, the Prospectus or any Issuer Free Writing Prospectus consists of the following information in the Prospectus: the third sentence in the fifth paragraph under the caption “Underwriting”. This indemnity agreement will be in addition to any liability which the Company may otherwise have.
     (b) The Underwriter agrees to indemnify and hold harmless the Company, each of its directors and officers and each person who controls the Company within the meaning of either the Act or the Exchange Act, to the same extent as the foregoing indemnity from the Company to the Underwriter and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any loss, claim, damage, liability or action, but only with reference to written information furnished to the Company by the Underwriter specifically for inclusion in the Preliminary Prospectus, the Prospectus or any Issuer Free Writing Prospectus (taken together with the Pricing Disclosure Package) or in any amendment thereof or supplement thereto, it being understood and agreed that the only such information furnished by the Underwriter for inclusion in the Preliminary Prospectus, the Prospectus or any Issuer Free Writing Prospectus consists of the following information in the Prospectus: the third sentence in the fifth paragraph under the caption “Underwriting”. This indemnity agreement will be in addition to any liability which the Underwriter may otherwise have.
     (c) Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action or proceeding (including any governmental investigation), such indemnified party will, if a claim for indemnification in respect thereof is to be made against the indemnifying party under Section 7(a) or (b) hereof, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under Section 7(a) or (b) hereof, and then only to the extent that the indemnifying party is prejudiced thereby. In case any such action or proceeding is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein (jointly with any other indemnifying party similarly notified), and to the extent that it may elect, by written notice, delivered to such indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, that if the defendants (including any impleaded parties) in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to defend such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to appoint counsel to defend such action and approval by the indemnified party of such counsel, the indemnifying party will not be liable to such indemnified party under this Section 7 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expense of more than one separate counsel (in addition to any local counsel), approved by the Underwriter in the case of paragraph (a) of this Section 7, representing the indemnified parties under such paragraph (a) who are parties to such action), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice or commencement of the action or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent (which consent shall not be unreasonably withheld), but if settled with such consent or if there is a final judgment against the indemnified party, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement (i) does not include a statement as to or admission of, fault, culpability or a failure to act by or on behalf of any such indemnified party, and (ii) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.
     (d) In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in paragraph (a) or (b) of this Section 7 is due in accordance with its terms but is for any reason unavailable on grounds of policy or otherwise, the Company and the Underwriter shall contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigation or defending same) to which the Company and the Underwriter may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriter on the other, from the offering of the Certificates to which such loss, claim, damage, or liability (or action in respect thereof) relates. If the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the indemnified party failed to give the notice required under subsection (c) above, then each indemnifying party shall contribute to such amount paid or payable to such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Underwriter on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriter on the other hand in connection with the offering of the Certificates pursuant to this Agreement shall be deemed to be in the same proportion as the total proceeds from the offering of the Certificates pursuant to this Agreement received by the Company as set forth in the Prospectus and the total underwriting discounts and commissions received or to be received by the Underwriter in respect of the offering of the Certificates, bears to the aggregate offering price of the Certificates as set forth on the cover of the Prospectus. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Underwriter and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Underwriter agree that it would not be just and equitable if contribution pursuant to this subsection (d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (d), the Underwriter shall not be required to contribute hereunder in aggregate any amount in excess of the amount by which (i) the total price at which the Certificates resold by it in the initial placement of such Certificates were offered to investors exceeds (ii) the amount of any damages which the Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 7, each person who controls the Underwriter within the meaning of either the Section 15 of the Act or Section 20 of the Exchange Act and each broker-dealer affiliate of the Underwriter shall have the same rights to contribution as the Underwriter, and each person who controls the Company within the meaning of either the Act or the Exchange Act, each officer of the Company and each director of the Company shall have the same rights to contribution as the Company, subject in each case to the provisions of this paragraph (d).
     8. Default. If the Underwriter shall default in its obligation to purchase the Certificates which it has agreed to purchase hereunder, then this Agreement shall thereupon terminate, without liability on the part of the Company, except for the expenses to be borne by the Company as provided in Section 5 hereof (provided, however, that if the Underwriter shall default, then the Company will not be liable for the direct payment of, or reimbursement to the Underwriter for, any fees or expenses of the Underwriter) and the indemnity and contribution agreements in Section 7 hereof; but nothing herein shall relieve the Underwriter for liability for its default.
     9. Termination. This Agreement shall be subject to termination in your discretion, by notice given to the Company prior to Closing Time, if prior to such time (i) trading in the Company’s common stock shall have been suspended by the Commission or the New York Stock Exchange or trading in securities generally on the New York Stock Exchange shall have been suspended or materially limited or minimum prices shall have been established on such Exchange, (ii) a banking moratorium shall have been declared either by Federal or New York State authorities or (iii) there shall have occurred any material outbreak or material escalation of hostilities or other calamity or crisis the effect of which on the financial markets of the United States is such as to make it, in your reasonable judgment, impracticable or inadvisable to market the Certificates or to enforce contracts for sale of the Certificates
     10. Representations, Warranties, Indemnities and Agreements to Survive Delivery. The respective indemnities, agreements, representations, warranties and other statements of the Company and the Underwriter, as set forth in or made pursuant to this Agreement shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by the Underwriter or any controlling person of the Underwriter or the Company or any officer or director or controlling person of the Company and shall survive delivery of and payment for the Certificates.
     11. Liability upon Termination. If this Agreement shall be terminated pursuant to Section 8 hereof, the Company shall not then be under any liability to the Underwriter except as provided in Section 5 (to the extent limited by Section 8) and Section 7 hereof; but if for any other reason the Certificates are not delivered by or on behalf of the Company as provided herein, because the Company fails to satisfy any of the conditions set forth in Section 4 hereof or because of any refusal, inability or failure of the Company to perform any agreement herein or to comply with any provision hereof, other than by reason of a default by the Underwriter, the Company will reimburse the Underwriter for all out-of-pocket expenses, including fees and disbursements of counsel, reasonably incurred by the Underwriter in making preparations for the purchase, sale and delivery of such Certificates, but the Company shall then be under no further liability to the Underwriter with respect to such Certificates except as provided in Section 5 and Section 7 hereof.
     12. Notices. All statements, requests, notices and agreements hereunder shall be in writing, and if to the Underwriter, shall be delivered or sent by mail, telex or facsimile transmission to Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York 10013, Attention: General Counsel; and if to the Company shall be delivered or sent by mail, telex or facsimile transmission to the address of the Company set forth in the Prospectus, Attention: Chief Financial Officer (with a copy to the General Counsel). Any such statements, requests, notices or agreements shall take effect upon receipt thereof.
     13. Parties. This Agreement shall be binding upon, and inure solely to the benefit of, the Underwriter, the Company and, to the extent provided in Sections 7 and 10 hereof, the officers and directors of the Company and each person who controls the Company or the Underwriter, and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of any of the Certificates from the Underwriter shall be deemed a successor or assign by reason merely of such purchase.
     14. Time of the Essence. Time shall be of the essence of this Agreement.
     15. No Advisory or Fiduciary Relationship. The Company acknowledges and agrees that (a) the purchase and sale of the Certificates pursuant to this Agreement, including the determination of the offering price of the Certificates and any related discounts and commissions, is an arm’s-length commercial transaction between the Company, on the one hand, and the Underwriter, on the other hand, (b) in connection with the offering contemplated hereby and the process leading to such transaction the Underwriter is and has been acting solely as a principal and is not the agent or fiduciary of the Company, or its stockholders, creditors, employees or any other party, (c) the Underwriter has not assumed nor will it assume an advisory or fiduciary responsibility in favor of the Company with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether the Underwriter has advised or is currently advising the Company on other matters) and the Underwriter has no obligation to the Company with respect to the offering contemplated hereby except the obligations expressly set forth in this Agreement, (d) the Underwriter and its respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company, and (e) the Underwriter has not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.
     16. Patriot Act. In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriter is required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriter to properly identify its respective clients.
     17. Entire Agreement. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Underwriter with respect to the subject matter hereof.
     18. GOVERNING LAW. THIS AGREEMENT AND ANY MATTERS RELATED TO THIS TRANSACTION SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAWS OF THE STATE OF NEW YORK.
     19. Waiver of Jury Trial. The Company and the Underwriter hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.
     20. Counterparts. This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument.

     If the foregoing is in accordance with your understanding, please sign and return to us counterparts hereof, and upon the acceptance hereof by you, this letter and such acceptance hereof shall constitute a binding agreement between the Underwriter and the Company.

Very truly yours, DELTA AIR LINES, INC.
By:	/s/ Paul A. Jacobson
	Name:	Paul A. Jacobson
	Title:	Senior Vice President and Treasurer

Accepted as of the date hereof: CITIGROUP GLOBAL MARKETS INC.
By:	/s/ David Trahan
	Name:	David Trahan
	Title:	Managing Director

SCHEDULE I
to
Underwriting Agreement

Class of	Aggregate		Final Expected
Pass Through	Face		Regular Distribution
Certificates	Amount	Interest Rate	Date
Pass Through Certificates, Series 2011-1B	$102,000,000	7.125%	October 15, 2014

SCHEDULE II
to
Underwriting Agreement
August 12, 2011
Delta Air Lines, Inc. (“Delta”)
(NYSE Symbol: DAL)

Securities:	Pass Through Certificates, Series 2011-1B (the “Class B Certificates”)

Amount:	$102,000,000

Preliminary Prospectus Supplement:	Delta has prepared and filed with the SEC a Preliminary Prospectus Supplement, dated August 12, 2011 (the “Preliminary Prospectus Supplement”), which includes additional information regarding the Class B Certificates. Terms used but not defined herein shall have the meanings set forth in the Preliminary Prospectus Supplement.

Public Offering Price:	100%

CUSIP:	24736WAB6

ISIN:	US24736WAB63

Coupon/Stated Interest Rate:	7.125%

Make-Whole Spread over Treasuries:	0.50%

Available Amount under the Class B Liquidity Facility at October 15, 2011[1]:	$10,901,250

Initial “Maximum Commitment” under the Class B Liquidity Facility:	$10,901,250

Underwriter:	Citigroup Global Markets Inc.

Underwriting Commission:	$1,147,500

Transfer Restrictions for Class B Certificates:	The Class B Certificates will be subject to transfer restrictions. They may be sold only to qualified institutional buyers, as defined in Rule 144A under the Securities Act of 1933 (as amended), for so long as they are outstanding.

[1]	The first Regular Distribution Date to occur after the Class B Issuance Date.

Underwriting Agreement:	August 12, 2011

Settlement:	August 17, 2011 (T+3) closing date, the third business day following the date hereof.
The issuer has filed a registration statement (including a prospectus) and a related prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the underwriter will arrange to send you the prospectus and prospectus supplement if you request them by calling Citigroup Global Markets Inc. toll-free at 877-858-5407.

SCHEDULE III
to
Underwriting Agreement
(a)	Issuer Free Writing Prospectus not included in the Pricing Disclosure Package (other than the final term sheet described in Section 1(c) hereof):

Preliminary Term Sheet dated August 12, 2011.

(b)	Additional Documents Incorporated by Reference:

None.